Exhibit 99.1

K&S Corporate Headquarters Kulicke & Soffa Pte Ltd 23A Serangoon North Ave 5 #01-01, Singapore 554369
+65-6880-9600 main +65-6880-9580 fax www.kns.com Co. Regn. No. 199902120H

Kulicke & Soffa Confirms Lester A. Wong as Chief Financial Officer

SINGAPORE - December 20, 2018 - Kulicke & Soffa Industries, Inc. (NASDAQ: KLIC) (“Kulicke & Soffa”, “K&S” or the “Company”), announced today it has appointed Lester A. Wong, as Chief Financial Officer effective immediately. Mr. Wong, 52, had been serving as the Company’s Interim Chief Financial Officer, in addition to serving in his continuing role as General Counsel & Senior Vice President of Legal Affairs. Mr. Wong has been a key member of the executive leadership team since joining K&S in September of 2011.

“I want to thank Lester for taking on the Interim CFO responsibilities in addition to leading our global Finance, IT and Legal Affairs teams over the past thirteen months,” stated Fusen Chen, President and Chief Executive Officer, “Lester consistently demonstrates thorough and thoughtful leadership enhancing our collective ability to efficiently create and deliver shareholder value.”

Prior to Kulicke & Soffa, Mr. Wong, held General Counsel and Senior Legal Counsel positions with several other NASDAQ-listed companies. Mr. Wong earned his Juris Doctor (J.D.) from the University of British Columbia in Canada and a Bachelor of Science degree from the University of Western Ontario.

About Kulicke & Soffa
Kulicke & Soffa (NASDAQ: KLIC) is a leading provider of semiconductor packaging and electronic assembly solutions supporting the global automotive, consumer, communications, computing and industrial segments. As a pioneer in the semiconductor space, K&S has provided customers with market leading packaging solutions for decades. In recent years, K&S has expanded its product offerings through strategic acquisitions and organic development, adding advanced packaging, electronics assembly, wedge bonding and a broader range of expendable tools to its core offerings. Combined with its extensive expertise in process technology and focus on development, K&S is well positioned to help customers meet the challenges of packaging and assembling the next-generation of electronic devices (www.kns.com).

Contacts:

Kulicke & Soffa Industries, Inc.
Joseph Elgindy
Investor Relations & Strategic Initiatives
P: +1-215-784-7518
F: +1-215-784-6180